Exhibit 99.1

Norwegian Cruise Line Holdings Provides Business Update

MIAMI, Florida – February 8, 2022 – Norwegian Cruise Line Holdings Ltd. (NYSE: NCLH) (together with NCL Corporation Ltd., “Norwegian Cruise Line Holdings”, “Norwegian,” “we” or the “Company”) today provided a business update on the impacts of COVID-19 and its continued resumption of cruise operations.

COVID-19 and Resumption of Cruise Operations

In the third quarter of 2021, we began a phased relaunch of certain cruise voyages with ships initially operating at reduced occupancy levels. By the end of the third quarter, we operated vessels totaling approximately 40% of our berth capacity.

Beginning in December 2021, the spread of the Omicron variant of COVID-19, with its increased transmissibility, caused several operational challenges and disruptions, including new travel restrictions and increased protocols in ports of call limiting port availability, which led to the cancellation of certain voyages in the fourth quarter of 2021 and first quarter of 2022, and the postponement of the restart of certain vessels. As of the date hereof, 16 of our 28 ships, or 70% of our berth capacity, are operating with guests on board. This excludes a vessel which  was paused from service beginning December 2021 due to the cancellation of its South Africa and related itineraries as a result of travel restrictions and other operational challenges due to the Omicron variant. We expect to have approximately 85% of berth capacity operating by the end of the first quarter of 2022 with the full fleet expected to be back in operation during the early part of the second quarter of 2022.

On January 14, 2022, we announced that our three brands have opted into the U.S. Centers for Disease Control and Prevention’s (“CDC”) COVID-19 Program for Cruise Ships Operating in U.S. Waters (the “Program”), the agency’s voluntary COVID-19 risk mitigation program for foreign-flagged cruise ships operating in U.S. waters. The Program was announced in connection with the expiration of the Temporary Extension and Modification of Framework for Conditional Sailing Order on January 15, 2022, and we await the release of additional information about the Program from the CDC. In addition, as part of our SailSAFE health and safety program, our SailSAFE Global Health and Wellness Council, chaired by former head of the U.S. Food and Drug Administration, Dr. Scott Gottlieb, continues to advise the Company on health and safety protocols in light of advancements in medicine and technology.

Booking Environment and Outlook

Net booking volumes in the beginning of the fourth quarter of 2021 continued to demonstrate week-over-week sequential growth after the slowdown in booking activity caused by the Delta variant of COVID-19. Net booking volumes in the later part of the fourth quarter 2021 were negatively impacted by the Omicron variant of COVID-19, primarily for close-in voyages in the first and second quarters of 2022. In recent weeks, net booking volumes have continued to improve sequentially. As a result of the impacts from Omicron, as of February 6, 2022, the Company’s cumulative booked position for the first half of 2022 is below the extraordinarily strong levels of 2019 while the second half, when the full fleet is expected to be back in operation, is in line with the comparable 2019 period. Concurrently, pricing for the first half, second half and full year 2022 are above the record levels for the same time in 2019, even when including the dilutive impact of future cruise credits. Booking trends for 2023 demonstrate continued strong demand for sailings in the medium and longer term with booked position and pricing meaningfully higher and at record levels when compared to 2019.

Liquidity, Cash Burn and Financial Action Plan

We continue to take proactive measures to enhance liquidity and financial flexibility in the current environment. As of September 30, 2021, our total debt position was $12.4 billion and our liquidity, consisting of cash and cash equivalents and short-term investments, was $1.9 billion.

We have taken the following additional actions to enhance our liquidity profile and financial flexibility since September 30, 2021:

●	In November 2021, NCL Corporation Ltd. (“NCLC”) entered into a $1.0 billion commitment through August 15, 2022 that provides additional liquidity to the Company. If drawn, this commitment will convert into an unsecured note maturing in April 2024. The Company has not drawn and currently does not intend to draw under this commitment.
●	In November 2021, NCLC issued $1.15 billion aggregate principal amount of 1.125% Exchangeable Senior Notes due 2027 (the “2027 Exchangeable Notes”), which includes the full exercise of the initial purchasers’ greenshoe option. The initial exchange rate per $1,000 principal amount of 2027 Exchangeable Notes is 29.6850 ordinary shares, which is equivalent to an initial exchange price of approximately $33.69 per ordinary share, subject to adjustment in certain circumstances.
●	In November 2021, we repurchased $715.9 million aggregate principal amount of our 6.00% Exchangeable Senior Notes due 2024 (the “2024 Exchangeable Notes”) for approximately $1.4 billion.
●	In November 2021, the Company issued 46,858,854 ordinary shares to certain holders of the 2024 Exchangeable Notes in a registered direct offering. The proceeds of such offering were used to redeem $236.25 million aggregate principal amount of our 12.25% Senior Secured Notes due 2024 and $262.50 million aggregate principal amount of our 10.250% Senior Secured Notes due 2026, including any accrued but unpaid interest thereon, to pay related premiums, fees and expenses and for general corporate purposes, including the repurchase of a portion of the 2024 Exchangeable Notes.

Our monthly average cash burn for the fourth quarter of 2021 was approximately $345 million, slightly lower than our prior estimate of $350 million for the fourth quarter of 2021. The cash burn rate includes ongoing ship operating expenses, administrative operating expenses, interest expense, taxes, debt deferral fees and non-newbuild capital expenditures and excludes cash refunds of customer deposits as well as cash inflows from new and existing bookings, newbuild related capital expenditures and other working capital changes.

Outlook

While we cannot estimate the impact of the COVID-19 pandemic on our business, financial condition or near- or longer-term financial or operational results with certainty, we will report a net loss for the fourth quarter and full year ending December 31, 2021 and expect to report a net loss until we are able to resume regular voyages.

As a result of Omicron variant-related impacts to operations in the first quarter of 2022, we now expect net cash provided by operating activities to be positive during the second quarter of 2022. Despite the impact of the Omicron variant on the booking environment, and based on our current projections and market and public health conditions, we expect to have positive Adjusted Net Income1 for the second half of 2022.

About Norwegian Cruise Line Holdings Ltd.

Norwegian Cruise Line Holdings Ltd. (NYSE: NCLH) is a leading global cruise company which operates the Norwegian Cruise Line, Oceania Cruises and Regent Seven Seas Cruises brands. With a combined fleet of 28 ships with nearly 60,000 berths, these brands offer itineraries to more than 490 destinations worldwide. The Company has nine additional ships scheduled for delivery through 2027, comprising approximately 24,000 berths.

About SailSAFE

Norwegian Cruise Line Holdings Ltd. established its SailSAFE health and safety program in response to the unique challenges of the COVID-19 global pandemic to protect guests, crew and communities visited. SailSAFE is a robust and comprehensive health and safety strategy with new and enhanced protocols to create multiple layers of protection against COVID-19. This science-backed plan for a safe and healthy return to cruising was developed in conjunction with a diverse group of globally recognized experts and will be continuously improved, modified and refined using the best available science and technology. For more information on the SailSAFE health and safety program please visit http://www.nclhltd.com/Health-and-Safety.

[1]	See “Terminology” and “Non-GAAP Financial Measures” below for additional information about Adjusted Net Income.

About the SailSAFE Global Health and Wellness Council

The SailSAFE Global Health and Wellness Council (“Council”) was established by Norwegian Cruise Line Holdings Ltd. to provide expert advice on the implementation, compliance with and continuous improvement of the Company’s SailSAFE health and safety program. The Council will complement the work of the Healthy Sail Panel and continuously evaluate and identify ways to improve health and safety standards, utilizing the best technologies and information available. The Council is cross-functional, diverse and extensively experienced, comprised of four experts at the forefront of their fields and led by Chairman of the Council, Dr. Scott Gottlieb, former commissioner of the U.S. Food and Drug Administration.

Terminology

Adjusted Net Income. Net income, adjusted for non-cash compensation expense and any potential impacts associated with financing activities.

Non-GAAP Financial Measures

We use certain non-GAAP financial measures, such as Adjusted Net Income, to enable us to analyze our performance. Adjusted Net Income is non-GAAP financial measure that excludes certain amounts and is used to supplement GAAP net income. We use Adjusted Net Income as a key performance measure of our earnings performance. We believe that both management and investors benefit from referring to this non-GAAP financial measure in assessing our performance and when planning, forecasting and analyzing future periods. This non-GAAP financial measure also facilitate management’s internal comparison to our historical performance. The amounts excluded in the presentation of this non-GAAP financial measure may vary from period to period; accordingly, our presentation of Adjusted Net Income may not be indicative of future adjustments or results. The Company does not provide estimated future results on a GAAP basis because the Company is unable to predict, with reasonable certainty, the future movement of foreign exchange rates or the future impact of certain gains and charges. These items are uncertain and will depend on several factors, including industry conditions, and could be material to the Company’s results computed in accordance with GAAP.

Cautionary Statement Concerning Forward-Looking Statements

Some of the statements, estimates or projections contained in this release are “forward-looking statements” within the meaning of the U.S. federal securities laws intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995.  All statements other than statements of historical facts contained in this release, including, without limitation, those regarding our business strategy, financial position, results of operations, plans, prospects, actions taken or strategies being considered with respect to our liquidity position, valuation and appraisals of our assets and objectives of management for future operations (including those regarding expected fleet additions, our ability to weather the impacts of the COVID-19 pandemic, our expectations regarding the resumption of cruise voyages and the timing for such resumption of cruise voyages, the implementation of and effectiveness of our health and safety protocols, operational position, demand for voyages, plans or goals for our sustainability program and decarbonization efforts, our expectations for future cash flows and profitability, financing opportunities and extensions, and future cost mitigation and cash conservation efforts and efforts to reduce operating expenses and capital expenditures) are forward-looking statements.  Many, but not all, of these statements can be found by looking for words like “expect,” “anticipate,” “goal,” “project,” “plan,” “believe,” “seek,” “will,” “may,” “forecast,” “estimate,” “intend,” “future” and similar words.  Forward-looking statements do not guarantee future performance and may involve risks, uncertainties and other factors which could cause our actual results, performance or achievements to differ materially from the future results, performance or achievements expressed or implied in those forward-looking statements.  Examples of these risks, uncertainties and other factors include, but are not limited to the impact of:

●	the spread of epidemics, pandemics and viral outbreaks and specifically, the COVID-19 pandemic, including its effect on the ability or desire of people to travel (including on cruises), which is expected to continue to adversely impact our results, operations, outlook, plans, goals, growth, reputation, cash flows, liquidity, demand for voyages and share price;
●	implementing precautions in coordination with regulators and global public health authorities to protect the health, safety and security of guests, crew and the communities we visit and to comply with regulatory restrictions related to the pandemic and the implementation of any such precautions;
●	legislation prohibiting companies from verifying vaccination status;
●	our indebtedness and restrictions in the agreements governing our indebtedness that require us to maintain minimum levels of liquidity and be in compliance with maintenance covenants and otherwise limit our flexibility in operating our business, including the significant portion of assets that are collateral under these agreements;
●	our ability to work with lenders and others or otherwise pursue options to defer, renegotiate, refinance or restructure our existing debt profile, near-term debt amortization, newbuild related payments and other obligations and to work with credit card processors to satisfy current or potential future demands for collateral on cash advanced from customers relating to future cruises;
●	our need for additional financing or financing to optimize our balance sheet, which may not be available on favorable terms, or at all, and our outstanding exchangeable notes and any future financing which may be dilutive to existing shareholders;
●	the unavailability of ports of call;
●	future increases in the price of, or major changes or reduction in, commercial airline services;
●	changes involving the tax and environmental regulatory regimes in which we operate, including new regulations aimed at reducing greenhouse gas emissions;
●	the accuracy of any appraisals of our assets as a result of the impact of the COVID-19 pandemic or otherwise;
●	our success in controlling operating expenses and capital expenditures;
●	trends in, or changes to, future bookings and our ability to take future reservations and receive deposits related thereto;
●	adverse events impacting the security of travel, such as terrorist acts, armed conflict and threats thereof, acts of piracy, and other international events;
●	adverse incidents involving cruise ships;
●	adverse general economic and related factors, such as fluctuating or increasing levels of unemployment, underemployment and the volatility of fuel prices, declines in the securities and real estate markets, and perceptions of these conditions that decrease the level of disposable income of consumers or consumer confidence;
●	breaches in data security or other disturbances to our information technology and other networks or our actual or perceived failure to comply with requirements regarding data privacy and protection;
●	changes in fuel prices and the type of fuel we are permitted to use and/or other cruise operating costs;
●	mechanical malfunctions and repairs, delays in our shipbuilding program, maintenance and refurbishments and the consolidation of qualified shipyard facilities;

●	the risks and increased costs associated with operating internationally;
●	our inability to recruit or retain qualified personnel or the loss of key personnel or employee relations issues;
●	our inability to obtain adequate insurance coverage;
●	pending or threatened litigation, investigations and enforcement actions;
●	any further impairment of our trademarks, trade names or goodwill;
●	volatility and disruptions in the global credit and financial markets, which may adversely affect our ability to borrow and could increase our counterparty credit risks, including those under our credit facilities, derivatives, contingent obligations, insurance contracts and new ship progress payment guarantees;
●	our reliance on third parties to provide hotel management services for certain ships and certain other services;
●	fluctuations in foreign currency exchange rates;
●	our expansion into new markets and investments in new markets and land-based destination projects;
●	overcapacity in key markets or globally; and
●	other factors set forth under the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2020 and our Quarterly Reports on Form 10-Q for the periods ended March 31, 2021, June 30, 2021 and September 30, 2021.

Additionally, many of these risks and uncertainties are currently amplified by and will continue to be amplified by, or in the future may be amplified by, the COVID-19 pandemic.  It is not possible to predict or identify all such risks.  There may be additional risks that we consider immaterial or which are unknown.

In addition, some of our executive officers and directors have not sold their shares in NCLH since the beginning of the COVID-19 pandemic as a gesture of support for our company as they navigated us through unprecedented challenges. Now that we have resumed operations, we anticipate that our executive officers and directors may sell shares under Rule 10b5-1 plans beginning in the first quarter of 2022 as part of their ordinary course financial planning.

The above examples are not exhaustive and new risks emerge from time to time. Such forward-looking statements are based on our current beliefs, assumptions, expectations, estimates and projections regarding our present and future business strategies and the environment in which we expect to operate in the future. These forward-looking statements speak only as of the date made. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement to reflect any change in our expectations with regard thereto or any change of events, conditions or circumstances on which any such statement was based, except as required by law.

Investor Relations & Media Contact
Edel Cruz
(305) 468-2339 InvestorRelations@nclcorp.com